UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
May 24, 2010

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On May 24, 2010, Central Pacific Financial Corp. (the “Company”) and Central Pacific Bank (“CPB”) entered into an agreement with John C. Dean, Acting Executive Chairman of the Board of the Company and CPB confirming the terms of his compensation for the period March 15, 2010 through December 31, 2010.  The agreement provides that Mr. Dean will receive a salary of $1.00 and a grant of 200,000 Restricted Stock Units (the equivalent of 200,000 common shares) under the Company's 2004 Stock Compensation Plan for acting as an executive and a director of  the Company and CPB, and also if he is elected or appointed to such positions.  Mr. Dean will not receive any other salary, board or committee retainers or fees, or other compensation for this period.  Mr. Dean will be entitled to standard employee benefits and a monthly automobile allowance of $1,000.

The Restricted Stock Units (the "RSUs") have been granted and will vest in full in the event Mr. Dean continues to be employed through December 1, 2010.  If Mr. Dean’s employment is terminated other than for cause prior to December 1, 2010, then a prorated portion of the RSUs will vest.  If Mr. Dean is terminated with cause before December 1, 2010, the RSUs will be forfeited.  Upon vesting the Company will issue one share of common stock of the Company for each vested RSU, less the number of shares whose value is equal to the federal and state withholding taxes which the Company is required to pay to governmental authorities in cash with respect to such compensation.

ITEM 9.01. Financial Statements and Exhibits

(d)	The following Exhibits are filed herewith:
	Exhibit	Description

	10.1	Compensation Agreement with John C. Dean dated May 24, 2010.*

	10.2	Restricted Stock Unit Agreement with John C. Dean dated May 24, 2010.*

* Denotes management contract or compensation plan or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: May 25, 2010	/s/ Glenn K.C. Ching
Glenn K.C. Ching
Senior Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Compensation Agreement with John C. Dean dated May 24, 2010.*

10.2	Restricted Stock Unit Agreement with John C. Dean dated May 24, 2010.*

* Denotes management contract or compensation plan or arrangement